Joint Special Meeting of Shareholders

The funds, other than John Hancock Retirement Living through 2060 Portfolio, held a Joint Special Meeting of Shareholders on April 11, 2016. The following proposals were separately considered by shareholders:

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2010 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
31,442,733.6455	63,744.3096	11,216.1649

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2015 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
52,556,076.0702	112,853.7342	80,499.7278

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2020 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
105,184,765.5273	141,855.0447	20,898.9598

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2025 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
129,589,550.4241	123,574.8292	20,402.6368

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2030 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
114,578,028.0843	90,435.0145	47,633.2393

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2035 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
92,172,703.1712	51,372.7593	14,636.6797

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2040 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
72,979,413.8828	36,144.8349	6,778.0404

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2045 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
70,083,965.1103	39,757.2095	9,834.2657

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2050 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
26,279,455.8741	20,382.6420	3,058.9853

Proposal – To approve an amendment to the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II (the Trust) that would permit Retirement Living through 2055 Portfolio to merge with and into other series of the Trust without shareholder approval, to the extent permitted by applicable law.

FOR	AGAINST	ABSTAIN
6,686,655.7098	0	0